Exhibit 99.1

Enerpac Tool Group Reports Second Quarter Fiscal 2021 Results and Provides Outlook for Remainder of Fiscal Year

Second Quarter of Fiscal 2021 Highlights*

  Achieved continued sequential improvement over the first quarter, breaking the normal second quarter seasonal trends. Given continued improvement in market conditions, providing second half of fiscal 2021 revenue expectations of $280 million to $290 million. Anticipate incremental adjusted EBITDA margins on the high end of 35%-45%, excluding the impact of currency.
  Net sales from continuing operations were $121 million for the second fiscal quarter ended February 28, 2021 compared to $119 million in the first quarter of fiscal 2021, a 1% sequential improvement. Industrial Tools & Services (IT&S) product core sales improved to a 10% year-over-year decline in the second quarter from a 14% year-over-year decline in the first quarter.
  Generated cash flow from operations of $5 million in the quarter ended February 28, 2021 compared to a $6 million use of cash from operations in the second quarter of fiscal 2020, an $11 million increase year-over-year.
  Consolidated core sales for the quarter decreased 11% year-over-year, with product sales declining 11% and service sales declining 12%. The net year-over-year impact on net sales from acquisitions and divestitures/strategic exits was a reduction of 1%, while foreign currency benefited net sales 2%.
  GAAP operating margin from continuing operations was 4.7% for the quarter versus 6.4% in the second quarter of fiscal 2020. Adjusted operating margin from continuing operations was 5.6% for the quarter ended February 28, 2021 compared to 7.4% for the quarter ended February 29, 2020.
  Adjusted EBITDA margin from continuing operations was 9.5% in the second quarter of fiscal 2021 compared to 12.0% in the second quarter of fiscal 2020.
  Achieved year-over-year decremental adjusted EBITDA margins of 29%, excluding the impact of currency, better than our target decremental margin range of 35-45%.
  GAAP diluted earnings per share (“EPS”) from continuing operations was $0.06 in both the second quarter of fiscal 2021 and fiscal 2020. Adjusted diluted EPS from continuing operations was $0.06 in the second quarter of fiscal 2021 compared to $0.09 in the second quarter of fiscal 2020.
  Paid down $45 million of debt in the second quarter. Leverage (Net Debt to Adjusted EBITDA) was 2.1x at February 28, 2021 compared to 1.9x at November 30, 2020.

  *This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP historical financial measures can be found in the tables accompanying this release. Incremental (or decremental) Adjusted EBITDA margin is equivalent to the change in Adjusted EBITDA divided by the change in Net Sales for the comparable periods.

MILWAUKEE--(BUSINESS WIRE)--March 24, 2021--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal second quarter ended February 28, 2021.

“Our second quarter showed a number of encouraging signs in the face of a market that continues to be affected by the COVID-19 pandemic,” said Randy Baker, Enerpac Tool Group’s President and CEO. “As anticipated, we saw a sequential sales increase despite the seasonal decrease we typically see in the second quarter. I am encouraged by the positive sentiment among our distributors with some modest improvement in stocking activity in the quarter along with the overall improving level of project activity we are experiencing. Collectively, these serve as clear indicators of the ongoing market recovery.”

Mr. Baker added, “As we have progressed through the pandemic we have kept a long-term view of our business and remained focused on our key strategic initiatives, including investing in new product development, managing our acquisition pipeline, driving greater levels of dealer and customer engagement, and building a culture of inclusion and acceptance for our employees. At the same time, we have been disciplined in our response to shorter term challenges and we have maintained our strong balance sheet, paying down $45 million in debt in the quarter with leverage well within our preferred range. As we move forward and enter a post-COVID world, we believe we are well-positioned to capitalize on growth and increase both profitability and shareholder returns as we pursue our long-term vision as a pure play industrial tool company.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended		Six Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Net Sales	$120.7	$133.4	$240.1	$280.1
Net Income	$3.6	$3.9	$8.4	$10.3
Earnings Per Share	$0.06	$0.06	$0.14	$0.17
Adjusted Diluted Earnings Per Share	$0.06	$0.09	$0.15	$0.21

  Consolidated net sales from continuing operations for the second quarter were $120.7 million compared to $133.4 million in the prior year second quarter. Core sales decreased 11% year-over-year, with product sales down 11% and service down 12%. The net impact of acquisitions and divestitures/strategic exits decreased net sales by an additional 1%, and the impact of foreign currency increased net sales 2%.
  Fiscal 2021 second quarter net income from continuing operations and diluted earnings per share from continuing operations were $3.6 million and $0.06, respectively, compared to net income from continuing operations of $3.9 million and diluted earnings per share from continuing operations of $0.06 in the second quarter of fiscal 2020. Fiscal 2021 second quarter net income from continuing operations included:
    An impairment & divestiture charge of $0.4 million ($0.3 million or $0.01 per share, after tax);
    Restructuring charges of $0.6 million ($0.6 million or $0.01 per share, after tax), related to a previously announced restructuring plan; and
    Tax benefits of $0.6 million ($0.01 per share) related to equity compensation deferred tax adjustments.
  Fiscal 2020 second quarter net income from continuing operations included a net impairment & divestiture gain of $0.8 million ($0.5 million or $0.01 per share, after tax), restructuring charges of $1.9 million ($1.7 million or $0.04 per share, after tax) related to the restructuring plan announced in fiscal 2019 and facility consolidations and purchase accounting charges of $0.2 million ($0.2 million after tax).
  Excluding restructuring, impairment & divestiture charges and tax adjustments, adjusted diluted EPS from continuing operations was $0.06 for the second quarter of fiscal 2021 compared to $0.09 in the comparable prior year period.
  Consolidated net sales for the six months ended February 28, 2021 were $240.1 million, compared to $280.1 million in the comparable prior year period. Core sales decreased 15% year-over-year, while the net impact of acquisitions and divestitures/strategic exits decreased net sales by 1% and the impact of foreign currency benefited net sales 2%.
  Fiscal 2021’s first half net income from continuing operations and diluted EPS from continuing operations were $8.4 million and $0.14, respectively, compared to net income from continuing operations and diluted EPS from continuing operations of $10.3 million and $0.17, respectively, in the comparable prior year period.

Industrial Tools & Services (IT&S)
(US$ in millions)
	Three Months Ended		Six Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Sales	$112.7	$123.4	$224.9	$259.0
Operating Profit	$13.9	$20.6	$31.0	$46.6
Adjusted Op Profit (1)	$14.9	$21.0	$32.2	$46.9
Adjusted Op Profit % (1)	13.2%	17.0%	14.3%	18.1%

(1) Excludes $0.6 million of restructuring charges and $0.4 million of impairment & divestiture charges in the second quarter of fiscal 2021 compared to $1.0 million of restructuring charges,
$0.8 million of net impairment & divestiture gains, along with $0.2 million of purchase accounting charges in the second quarter of fiscal 2020. The six months ended February 28, 2021 excludes
$0.7 million of restructuring charges and $0.5 million of net impairment & divestiture charges compared to $2.2 million of restructuring charges, $2.1 million of net impairment & divestiture gains and $0.2 million of purchase accounting charges.

  Second quarter fiscal 2021 net sales were $112.7 million, 9% lower than the prior fiscal year’s second quarter net sales. Core sales decreased 10% year-over-year, while the net impact of acquisitions and divestitures/strategic exits decreased net sales 1% and the impact of foreign currency increased net sales 2%.
  The decrease in revenue is attributable to the decline in demand primarily due to the COVID-19 pandemic.
  Adjusted operating profit margin of 13.2% in the quarter decreased year-over-year primarily due to reduced sales volume, partially offset by significant savings from effective cost management and restructuring initiatives.

Corporate Expenses and Income Taxes (excluding restructuring items)

  Corporate expenses from continuing operations of $6.3 million for the second quarter of fiscal 2021 were $4.1 million lower than the comparable prior year period, primarily resulting from lower operating costs due to the prior year divestiture of the former Engineered Components & Systems (EC&S) segment, savings from restructuring initiatives and lower consulting fees offset by higher medical insurance and incentive compensation costs.
  The fiscal 2021 second quarter effective income tax rate from continuing operations of approximately 16% was slightly higher than the second quarter fiscal 2020 rate of approximately 15%.

Discontinued Operations

Discontinued operations represent operating results for the divested EC&S segment through the October 31, 2019 completion date of the divestiture, as well as impacts from certain retained liabilities subsequent to the completion date.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	February 28, 2021	November 30, 2020	February 29, 2020
Cash Balance	$115.3	$158.6	$163.4
Debt Balance	$210.0	$255.0	$286.4
Net Debt to Adjusted EBITDA**	2.1	1.9	1.3

Net debt at February 28, 2021 was approximately $95 million (total debt of $210 million less $115 million of cash), which decreased approximately $1 million from the prior quarter. Net Debt to Adjusted EBITDA from continuing operations was 2.1x at February 28, 2021.

**Calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility

Outlook

Mr. Baker continued, “While some uncertainty remains as we enter the back half of our fiscal year, we are optimistic that growth will continue to accelerate in the coming months as demand improves and our markets return to a normalized level of activity. For the second half of fiscal 2021, and barring any worsening COVID-19 conditions or related shutdowns, we expect sales to be in a range of $280 million to $290 million with continuing sequential improvement through the end of the fiscal year and anticipate incremental adjusted EBITDA margins on the high end of 35% to 45%, excluding the impact of currency. We expect to return to pre-COVID run rates as we exit the fiscal year.”

Mr. Baker concluded, “Throughout the pandemic we have continued to drive our strategic initiatives. Looking ahead, we are confident in our ability to grow profitability and deliver increasing value for our shareholders. We look forward to returning to normalized run rates and executing our strategy as a pure play industrial tool company.”

Conference Call Information

An investor conference call is scheduled for 10:00 am CT today, March 24, 2021. Webcast information and conference call materials are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, the COVID-19 pandemic, including the impact of the pandemic or related government responses on the Company’s business, the businesses of the Company’s customers and vendors, employee mobility, and whether the Company’s business and those of its customers and vendors will continue to be treated as “essential” operations under government orders restricting business activities or, even if so treated, whether site-specific health and safety concerns related to COVID-19 might otherwise require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, the impact of restructurings, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax law changes, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2020 filed with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings (loss) from continuing operations, adjusted diluted earnings (loss) per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit and net debt. This press release includes reconciliations of historical non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. This press release does not include a reconciliation of non-GAAP measures presented for any future period. Such measures are calculated in a manner consistent with the presentation thereof for historical periods. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 28,	August 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$115,254	$152,170
Accounts receivable, net	94,984	84,170
Inventories, net	71,774	69,171
Other current assets	43,431	35,621
Total current assets	325,443	341,132

Property, plant and equipment, net	61,258	61,405
Goodwill	284,731	281,154
Other intangible assets, net	58,980	62,382
Other long-term assets	78,589	78,221

Total assets	$809,001	$824,294

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$49,736	$45,069
Accrued compensation and benefits	21,769	17,793
Income taxes payable	3,945	1,937
Other current liabilities	39,805	40,723
Total current liabilities	115,255	105,522

Long-term debt, net	210,000	255,000
Deferred income taxes	1,731	1,708
Pension and postretirement benefit liabilities	19,164	20,190
Other long-term liabilities	81,458	82,648
Total liabilities	427,608	465,068

Shareholders' equity
Capital stock	16,576	16,519
Additional paid-in capital	197,036	193,492
Treasury stock	(667,732)	(667,732)
Retained earnings	925,451	917,671
Accumulated other comprehensive loss	(89,938)	(100,724)
Stock held in trust	(2,996)	(2,562)
Deferred compensation liability	2,996	2,562
Total shareholders' equity	381,393	359,226

Total liabilities and shareholders' equity	$809,001	$824,294

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020
Net sales	$120,654	$133,386	$240,084	$280,060
Cost of products sold	65,878	71,293	130,044	149,278
Gross profit	54,776	62,093	110,040	130,782

Selling, general and administrative expenses	45,883	50,245	89,593	102,076
Amortization of intangible assets	2,136	2,120	4,272	3,993
Restructuring charges	649	1,929	859	3,900
Impairment & divestiture charges (benefit)	401	(768)	539	(2,124)
Operating profit	5,707	8,567	14,777	22,937

Financing costs, net	1,338	4,630	3,055	11,359
Other expense (income), net	784	(787)	1,058	(468)
Earnings before income tax expense	3,585	4,724	10,664	12,046

Income tax expense	1	806	2,258	1,756
Net earnings from continuing operations	3,584	3,918	8,406	10,290
Loss from discontinued operations, net of income taxes	(402)	(1,756)	(626)	(6,007)
Net earnings	$3,182	$2,162	$7,780	$4,283

Earnings per share from continuing operations
Basic	$0.06	$0.07	$0.14	$0.17
Diluted	0.06	0.06	0.14	0.17

Loss per share from discontinued operations
Basic	$(0.01)	$(0.03)	$(0.01)	$(0.10)
Diluted	(0.01)	(0.03)	(0.01)	(0.10)

Earnings per share
Basic	$0.05	$0.04	$0.13	$0.07
Diluted	0.05	0.04	0.13	0.07

Weighted average common shares outstanding
Basic	59,938	60,130	59,874	60,106
Diluted	60,269	60,513	60,180	60,557

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020
Operating Activities
Cash provided by (used in) operating activities - continuing operations	$4,608	$(4,209)	$13,500	$(8,304)
Cash used in operating activities - discontinued operations	(29)	(1,605)	(254)	(20,437)
Cash provided by (used in) operating activities	4,579	(5,814)	13,246	(28,741)

Investing Activities
Capital expenditures	(3,725)	(3,780)	(5,630)	(6,967)
Lease buyout for divested business	-	(575)	-	(575)
Proceeds from sale of property, plant and equipment	548	288	595	450
Cash paid for business acquisitions, net of cash acquired	-	(33,444)	-	(33,444)
Proceeds from sale of business, net of transaction costs	-	-	-	8,726
Cash used in investing activities - continuing operations	(3,177)	(37,511)	(5,035)	(31,810)
Cash provided by investing activities - discontinued operations	-	750	-	208,391
Cash (used in) provided by investing activities	(3,177)	(36,761)	(5,035)	176,581

Financing Activities
Principal repayments on term loan	-	-	-	(175,000)
Borrowings on revolving credit facility	-	-	10,000	100,000
Principal repayments on revolving credit facility	(45,000)	-	(55,000)	(100,000)
Purchase of treasury shares	-	-	-	(17,805)
Stock options, taxes paid related to the net share settlement of equity awards & other	(1,625)	(1,177)	(1,799)	(1,175)
Payment of cash dividend	-	-	(2,394)	(2,419)
Cash used in financing activities - continuing operations	(46,625)	(1,177)	(49,193)	(196,399)
Cash provided by financing activities - discontinued operations	-	-	750	-
Cash used in financing activities	(46,625)	(1,177)	(48,443)	(196,399)

Effect of exchange rate changes on cash	1,909	409	3,316	845

Net cash decrease from continuing operations	(43,285)	(42,488)	(37,412)	(235,668)
Net cash (decrease) increase from discontinued operations	(29)	(855)	496	187,954
Net decrease from cash and cash equivalents	(43,314)	(43,343)	(36,916)	(47,714)
Cash and cash equivalents - beginning of period	158,568	206,780	152,170	211,151
Cash and cash equivalents - end of period	$115,254	$163,437	$115,254	$163,437

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(Dollars in thousands)	Fiscal 2020					Fiscal 2021
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$135,592	$123,361	$92,865	$103,044	$454,863	$112,175	$112,739	$-	$-	$224,915
Other	11,082	10,025	9,014	8,309	38,429	7,255	7,915	-	-	15,169
Total	$146,674	$133,386	$101,879	$111,353	$493,292	$119,430	$120,654	$-	$-	$240,084

% Sales Growth
Industrial Tool & Services Segment	-9%	-17%	-44%	-29%	-25%	-17%	-9%	-	-	-13%
Other	12%	-2%	-21%	-39%	-15%	-35%	-21%	-	-	-28%
Total	-7%	-17%	-43%	-30%	-25%	-19%	-10%	-	-	-14%

Operating Profit (Loss) from Continuing Operations
Industrial Tool & Services Segment	$25,928	$20,963	$8,228	$12,166	$67,284	$17,362	$14,880	$-	$-	$32,242
Other	399	(684)	21	(1,371)	(1,635)	(1,662)	(1,834)	-	-	(3,496)
Corporate / General	(11,342)	(10,349)	(8,197)	(6,158)	(36,045)	(6,282)	(6,289)	-	-	(12,571)
Adjusted operating profit	$14,985	$9,930	$52	$4,637	$29,604	$9,418	$6,757	$-	$-	$16,175
Impairment & divestiture benefit (charges)	1,356	768	1,443	(408)	3,159	(139)	(401)	-	-	(539)
Restructuring & other exit charges (1)	(1,972)	(1,929)	(3,292)	(987)	(8,179)	(210)	(649)	-	-	(859)
Purchase accounting inventory step-up charge	-	(202)	(201)	-	(403)	-	-	-	-	-
Operating profit (loss)	$14,369	$8,567	$(1,998)	$3,242	$24,181	$9,069	$5,707	$-	$-	$14,777

Adjusted Operating Profit %
Industrial Tool & Services Segment	19.1%	17.0%	8.9%	11.8%	14.8%	15.5%	13.2%	-	-	14.3%
Other	3.6%	-6.8%	0.2%	-16.5%	-4.3%	-22.9%	-23.2%	-	-	-23.0%
Adjusted Operating Profit %	10.2%	7.4%	0.1%	4.2%	6.0%	7.9%	5.6%	-	-	6.7%

EBITDA from Continuing Operations (2)
Earnings (loss) from continuing operations	$6,372	$3,918	$(4,930)	$197	$5,557	$4,822	$3,584	$-	$-	$8,406
Financing costs, net	6,729	4,630	4,552	3,307	19,218	1,716	1,338	-	-	3,055
Income tax expense (benefit)	950	806	(407)	943	2,292	2,258	1	-	-	2,258
Depreciation & amortization	4,779	5,277	5,318	5,347	20,720	5,458	5,507	-	-	10,966
EBITDA	$18,830	$14,631	$4,533	$9,794	$47,787	$14,254	$10,430	$-	$-	$24,685

Adjusted EBITDA from Continuing Operations (2)
Industrial Tool & Services Segment	$28,996	$24,022	$11,906	$15,938	$80,862	$21,002	$18,210	$-	$-	$39,212
Other	1,275	244	926	(449)	1,996	(740)	(942)	-	-	(1,682)
Corporate / General	(10,825)	(8,272)	(6,249)	(5,058)	(30,406)	(5,659)	(5,788)	-	-	(11,447)
Adjusted EBITDA	$19,446	$15,994	$6,583	$10,431	$52,452	$14,603	$11,480	$-	$-	$26,083
Impairment & divestiture benefit (charges)	1,356	768	1,443	(408)	3,159	(139)	(401)	-	-	(539)
Restructuring & other exit charges (1)	(1,972)	(1,929)	(3,292)	(987)	(8,179)	(210)	(649)	-	-	(859)
Purchase accounting inventory step-up charge	-	(202)	(201)	-	(403)	-	-	-	-	-
Pension curtailment	-	-	-	758	758	-	-	-	-	-
EBITDA	$18,830	$14,631	$4,533	$9,794	$47,787	$14,254	$10,430	$-	$-	$24,685

Adjusted EBITDA %
Industrial Tool & Services Segment	21.4%	19.5%	12.8%	15.5%	17.8%	18.7%	16.2%	-	-	17.4%
Other	11.5%	2.4%	10.3%	-5.4%	5.2%	-10.2%	-11.9%	-	-	-11.1%
Adjusted EBITDA %	13.3%	12.0%	6.5%	9.4%	10.6%	12.2%	9.5%	-	-	10.9%

Notes:
(1) Approximately $0.8 million of the Q3 fiscal 2020 restructuring & other exit charges were recorded in cost of products sold.
(2) EBITDA represents net earnings (loss) from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings (loss), operating profit (loss) or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(Dollars in thousands, except for per share amounts)
	Fiscal 2020					Fiscal 2021
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (Loss) (3)
Net Earnings (Loss)	$2,121	$2,162	$(4,999)	$1,439	$723	$4,598	$3,182	$-	$-	$7,780
(Loss) Earnings from Discontinued Operations, net of income tax	(4,251)	(1,756)	(69)	1,242	(4,834)	(224)	(402)	-	-	(626)
Earnings (Loss) from Continuing Operations	$6,372	$3,918	$(4,930)	$197	$5,557	$4,822	$3,584	$-	$-	$8,406
Impairment & divestiture (benefit) charges	(1,356)	(768)	(1,443)	408	(3,159)	139	401	-	-	539
Restructuring & other exit charges	1,972	1,929	3,292	987	8,179	210	649	-	-	859
Accelerated debt issuance costs	625	-	-	1,041	1,666	-	-	-	-	-
Purchase accounting inventory step-up charge	-	202	201	-	403	-	-	-	-	-
Pension curtailment	-	-	-	(758)	(758)	-	-	-	-	-
Net tax effect of reconciling items above	(52)	(57)	(624)	(503)	(1,236)	(15)	(100)	-	-	(115)
Other income tax benefit	-	(74)	-	-	(74)	-	(632)	-	-	(632)
Adjusted Earnings (Loss) from Continuing Operations (4)	$7,561	$5,150	$(3,504)	$1,372	$10,578	$5,156	$3,902	$-	$-	$9,057

Adjusted Diluted Earnings (loss) per share (3)
Net Earnings (Loss)	$0.03	$0.04	$(0.08)	$0.02	$0.01	$0.08	$0.05	$-	$-	$0.13
(Loss) Earnings from Discontinued Operations, net of income tax	(0.07)	(0.03)	0.00	0.02	(0.08)	(0.00)	(0.01)	-	-	(0.01)
Earnings (Loss) from Continuing Operations	$0.11	$0.06	$(0.08)	$0.00	$0.09	$0.08	$0.06	$-	$-	$0.14
Impairment & divestiture (benefit) charges, net of tax effect	(0.02)	(0.01)	(0.02)	0.00	(0.04)	0.00	0.01	-	-	0.01
Restructuring & other exit charges, net of tax effect	0.02	0.04	0.04	0.02	0.11	0.00	0.01	-	-	0.01
Accelerated debt issuance costs, net of tax effect	0.01	-	-	0.01	0.02	-	-	-	-	-
Purchase accounting inventory step-up charge, net of tax effect	-	0.00	0.00	-	0.01	-	-	-	-	-
Pension curtailment, net of tax effect	-	-	-	(0.01)	(0.01)	-	-	-	-	-
Other income tax benefit	-	0.00	-	-	-	-	(0.01)	-	-	(0.01)
Adjusted Diluted Earnings (Loss) per share from Continuing Operations (4)	$0.12	$0.09	$(0.06)	$0.02	$0.18	$0.09	$0.06	$-	$-	$0.15

Notes continued:
(3) Adjusted earnings (loss) from continuing operations and adjusted diluted earnings (loss) per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Q3 Fiscal 2020 results included an adjusted loss from continuing operations, therefore adjusted loss per share is not diluted and is, instead, calculated with basic shares.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings (loss) per share from continuing operations.

Contacts

Bobbi Belstner
Director of Investor Relations and Strategy
262.293.1912